EXHIBIT 12.2
DUKE REALTY LIMITED PARTNERSHIP
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED DISTRIBUTIONS
(in thousands, except ratios)

	Three Months Ended March 31, 2013	Year Ended December 31, 2012		Year Ended December 31, 2011		Year Ended December 31, 2010		Year Ended December 31, 2009		Year Ended December 31, 2008
Net income (loss) from continuing operations, less preferred distributions	$26,318	$(131,651)		$(61,125)		$(26,230)		$(305,063)		$17,583
Preferred distributions	9,550	46,438		60,353		69,468		73,451		71,426
Interest expense	60,075	240,528		216,202		181,744		144,655		133,703
Earnings (loss) before fixed charges	$95,943	$155,315		$215,430		$224,982		$(86,957)		$222,712
Interest expense	$60,075	$240,528		$216,202		$181,744		$144,655		$133,703
Interest costs capitalized	4,660	9,357		4,335		11,498		26,864		53,456
Total fixed charges	64,735	249,885		220,537		193,242		171,519		187,159
Preferred distributions	9,550	46,438		60,353		69,468		73,451		71,426
Total fixed charges and preferred distributions	$74,285	$296,323		$280,890		$262,710		$244,970		$258,585
Ratio of earnings to fixed charges	1.48	N/A	(1)	N/A	(3)	1.16		N/A	(6)	1.19
Ratio of earnings to fixed charges and preferred distributions	1.29	N/A	(2)	N/A	(4)	N/A	(5)	N/A	(7)	N/A	(8)

(1)
N/A - The ratio is less than 1.0; deficit of $94.6 million exists for the year ended December 31, 2012. The calculation of earnings includes $364.9 million of non-cash depreciation and amortization expense.

(2)
N/A - The ratio is less than 1.0; deficit of $141.0 million exists for the year ended December 31, 2012. The calculation of earnings includes $364.9 million of non-cash depreciation and amortization expense.

(3)
N/A - The ratio is less than 1.0; deficit of $5.1 million exists for the year ended December 31, 2011. The calculation of earnings includes $315.5 million of non-cash depreciation and amortization expense.

(4)
N/A - The ratio is less than 1.0; deficit of $65.5 million exists for the year ended December 31, 2011. The calculation of earnings includes $315.5 million of non-cash depreciation and amortization expense.

(5)
N/A - The ratio is less than 1.0; deficit of $37.7 million exists for the year ended December 31, 2010. The calculation of earnings includes $266.0 million of non-cash depreciation and amortization expense.

(6)
N/A - The ratio is less than 1.0; deficit of $258.5 million exists for the year ended December 31, 2009. The calculation of earnings includes $235.1 million of non-cash depreciation and amortization expense.

(7)
N/A - The ratio is less than 1.0; deficit of $331.9 million exists for the year ended December 31, 2009. The calculation of earnings includes $235.1 million of non-cash depreciation and amortization expense.

(8)
N/A - The ratio is less than 1.0; deficit of $35.9 million exists for the year ended December 31, 2008. The calculation of earnings includes $209.6 million of non-cash depreciation and amortization expense.